Exhibit(e)(1)

GENERAL DISTRIBUTION AGREEMENT

Amended and Restated on May 31, 2026

THIS AGREEMENT, between CROSSMARK DISTRIBUTORS, INC. (the “Distributor”), a Delaware corporation having its principal place of business in Houston, Texas, and STEWARD FUNDS, INC. (the “Company”), on behalf of its series management investment companies (each, a “Fund”), originally effective April 17, 2000 and previously amended and restated on February 27, 2019 and further amended on November 15, 2021, is hereby further amended and restated to read as follows:

WHEREAS, the Company is a Maryland corporation organized pursuant to Articles of Amendment and Restatement dated March 3, 2021, as amended (the “Articles”), and is authorized to divide and classify its common shares into separate series and classes of shares, and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a series investment company; and

WHEREAS, the series listed in Appendix A hereto (the Funds) are separate series of the shares of common stock, each Fund offering the classes of shares listed in Appendix A (references to the Company herein shall include the Funds and share classes offered by each Fund unless the context otherwise requires; references to a Fund herein shall include each share class offered by such Fund, unless the context otherwise requires).

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows:

1.	Sale of Shares - The Company grants to the Distributor the right to sell shares of each Fund during the term of this Agreement and subject to the registration requirements of the Securities Act of 1933, as amended (“1933 Act”), and applicable laws governing the sale of securities in the various states (“Blue Sky Laws”).

2.	Sale of Shares by the Company - The rights granted to the Distributor shall be nonexclusive in that the Company reserves the right to sell shares of each Fund to investors on applications received and accepted on behalf of the Fund. Further, the Company reserves the right to issue shares of each Fund in connection with the merger or consolidation of such Fund with, or acquisition of, through purchase or otherwise, any other investment company, trust, or personal holding company.

3.	Shares Covered by this Agreement - This agreement shall apply to unissued shares of each Fund, shares of each Fund held in its treasury in the event that, in the discretion of the Company on behalf of the Fund, treasury shares shall be sold, and shares of the Fund repurchased for resale.

General Distribution Agreement – Steward Funds, Inc.
Effective: May 31, 2026

Exhibit(e)(1)

4.	Public Offering Price - Except as otherwise noted in each Fund’s current Prospectus, all shares sold to investors by the Distributor or a Fund will be sold at the public offering price of each class of such Fund. The public offering price for each class, for all accepted subscriptions, will be the net asset value per share of the particular class, as determined in the manner described in the Fund’ current prospectus, plus a sales charge (if any) described in the Fund’ current prospectus for that class. The Company, on behalf of the respective Fund, shall in all cases receive the net asset value per share on all sales of shares of each Fund. If a sales charge is in effect, the Distributor shall have the right, subject to such rules or regulations of the Securities and Exchange Commission (“SEC”) as may then be in effect pursuant to Section 22 of the 1940 Act, to retain the sales charges or to re-allow all or a portion of the sales charge to dealers who have sold shares of the Fund or particular class, as applicable. The Distributor may also receive payments from a Fund or class, as applicable, for distribution-related services pursuant to any plan pursuant to Rule 12b-1 under the 1940 Act that may be adopted by the Company’s Board of Directors.

5.	Suspension of Sales - If and whenever the determination of net asset value for any Fund or class is suspended and until such suspension is terminated, no further orders for sales for that Fund or class, as applicable, shall be processed by the Distributor except such unconditional orders placed with the Distributor before it had knowledge of the suspension. In addition, the Company reserves the right to suspend sales of any Fund or class and the Distributor’s authority to process orders for shares of any Fund or class if, in the judgment of the Company, it is in the best interests of the Fund or class and their shareholders to do so. Suspension will continue for such period as may be determined by the Company.

6.	Solicitation of Sales - In consideration of these rights granted to the Distributor, the Distributor agrees to use all reasonable efforts, consistent with its other business, to secure purchasers for shares of the Fund. This shall not prevent the Distributor from entering into like arrangements (including arrangements involving the payment of underwriting commissions) with other entities, including other investment companies. This does not obligate the Distributor to register as a broker or dealer under the Blue Sky Laws of any jurisdiction in which it is not now registered or to maintain its registration in any jurisdiction in which it is now registered.

7.	Authorized Representations - The Distributor is not authorized by the Company to give any information or to make any representations other than those contained in the appropriate registration statements or prospectuses filed with the SEC under the 1933 Act (as these registration statements and prospectuses may be amended from time to time), or contained in shareholder reports or other material that may be prepared by or on behalf of the Company for the Distributor’s use. This shall not be construed to prevent the Distributor from preparing and distributing sales literature or other material as it may be deem appropriate. The Distributor shall review and file all solicitation and advertising materials relating to the Company with the SEC and/or the Financial Industry Regulatory Authority (“FINRA”) to the extent required by applicable law or regulation.

General Distribution Agreement – Steward Funds, Inc.
Effective: May 31, 2026

Exhibit(e)(1)

8.	Portfolio Securities - Portfolio securities of a Fund may be bought or sold by or through the Distributor, and the Distributor may participate directly or indirectly in brokerage commissions or “spreads” for transactions in portfolio securities of a Fund.

9.	Registration of Shares - The Company agrees that it will take all action necessary to register shares of each Fund and share class under the 1933 Act (subject to approval of its shareholders, if required) so that there will be available for sale the number of shares of each Fund and class the Distributor may reasonably be expected to sell. The Company shall make available to the Distributor such number of copies of its currently effective prospectus as the Distributor may reasonably request. The Company shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of shares of the Funds.

10.	Expenses - The Company or applicable Fund shall pay all fees and expenses (a) in connection with the preparation, setting in type and filing of any registration statement and prospectus under the 1933 Act and amendments for the issue of its shares, (b) in connection with making notice filings and satisfying other requirements related to the offering and sale of shares of each Fund in the various states in which the Company’s Board of Directors shall determine it is advisable to offer and sell such shares, (c) of preparing, setting in type, printing and mailing any report or other communication to shareholders of the Funds in their capacity as such, and (d) of preparing, setting in type, printing and mailing Prospectuses sent annually to existing shareholders. Except as may be otherwise provided by any plan pursuant to Rule 12b-1 under the 1940 Act that may be adopted by the Company’s Board of Directors, the Distributor shall pay expenses of (a) printing and distributing any Prospectuses or reports prepared for its use in connection with the offering of the shares for sale to the public, (b) other literature used by the Distributor in connection with such offering, and (c) advertising in connection with such offering. It is recognized by the Company that Crossmark Global Investments, Inc. may reimburse the Distributor for its direct and indirect expenses incurred in the distribution of each Fund’s shares.

11.	Indemnification - The Company agrees to indemnify and hold harmless the Distributor and each of its directors and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act (each a “Distributor Indemnified Person”) against any loss, liability, claim, damages or expenses (including the reasonable cost of investigating or defending any alleged loss, liability, claims, damages, or expenses and reasonable counsel fees incurred in connection therewith), arising by reason of any person acquiring any shares, based upon the grounds that the registration statement, prospectus, statement of additional information, shareholder reports or other information filed or made public by the Company (as from time to time amended), included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading under the 1933 Act, or any other statute or the common law. However, the Company does not agree to indemnify any Distributor Indemnified Person or hold it harmless to the extent that the statement or omission was made in reliance upon, and in conformity with, information furnished to the Company by or on behalf of the Distributor. In no case (i) is the indemnity of the Company in favor of a Distributor Indemnified Person to be deemed to protect the Distributor or any person against any liability to the Company or its security holders to which the Distributor or such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Company to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against any Distributor Indemnified Person unless the Distributor Indemnified Person shall have notified the Company in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Distributor Indemnified Person (or after the Distributor Indemnified Person shall have received notice of service on any designated agent). However, failure to notify the Company of any claim shall not relieve the Company from any liability which it may have to any Distributor Indemnified Person otherwise than on account of its indemnity agreement contained in this paragraph. The Company shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Company elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Distributor Indemnified Persons that are defendants in the suit. In the event the Company elects to assume the defense of any suit and retain counsel, the Distributor Indemnified Persons that are defendants in the suit shall bear the fees and expenses of any additional counsel retained by them. If the Company does not elect to assume the defense of any suit, it will reimburse the Distributor Indemnified Persons that are defendants in the suit for the reasonable fees and expenses of any counsel retained by them, provided that the Company is not obligated to reimburse the Distributor Indemnified Persons for more than one set of counsel to represent all Distributor Indemnified Persons in such suit. The Company agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against it or any of its officers or Directors in connection with the issuance or sale of any Fund shares. No indemnification hereunder shall be available in the case of a settlement unless the Distributor shall have approved such settlement (such approval not to be unreasonably withheld or delayed.)

General Distribution Agreement – Steward Funds, Inc.
Effective: May 31, 2026

Exhibit(e)(1)

The Distributor covenants and agrees that it will indemnify and hold harmless the Company and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (each, a “Company Indemnified Person”), against any loss, liability, damages, claims or expenses (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claims or expenses and reasonable counsel fees incurred in connection therewith) arising by reason of any person acquiring any shares, based upon the 1933 Act or any other statute or common law, alleging (1) any wrongful act of or failure to comply with applicable laws, rules and regulations by the Distributor or any of its employees or (2) that (i) any sales literature, advertisements, information, statements or representations used or made by the Distributor or any of its affiliates or employees or (ii) the registration statement, any prospectus or statement of additional information, shareholder reports or other information filed or made public by the Company (as from time to time amended), included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, insofar as the statement or omission was made in reliance upon, and in conformity with, information furnished to the Company by or on behalf of the Distributor. In no case (i) is the indemnity of the Distributor in favor of a Company Indemnified Person to be deemed to protect the Company or any person against any liability to which the Company or such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason or its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Distributor to be liable under the indemnity agreement contained in this paragraph with respect to any claim made against any Company Indemnified Person unless such Company Indemnified Person shall have notified the Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Company Indemnified Person (or after the Company Indemnified Person shall have received notice of service on any designated agent). However, failure to notify the Distributor of any claim shall not relieve the Distributor from any liability which it may have to a Company Indemnified Person otherwise than on account of its indemnity agreement contained in this paragraph. In the case of any notice to the Distributor, it shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Company Indemnified Persons that are defendants in the suit. In the event that the Distributor elects to assume the defense of any suit and retain counsel, the Company Indemnified Persons that are defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any suit, it will reimburse the Company Indemnified Persons that are defendants in the suit for the reasonable fees and expenses of any counsel retained by them, provided that the Distributor is not obligated to reimburse the Company Indemnified Persons for more than one set of counsel to represent all Company Indemnified Persons in such suit. The Distributor agrees to notify the Company promptly of the commencement of any litigation or proceedings against it in connection with the issue and sale of any of the shares. No indemnification hereunder shall be available in the case of a settlement unless the Company shall have approved such settlement (such approval not to be unreasonably withheld or delayed.)

General Distribution Agreement – Steward Funds, Inc.
Effective: May 31, 2026

Exhibit(e)(1)

No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of the applicable preceding paragraph of this section 11 above, without prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless settlement contains a full release of liability with respect to the other party in respect of such action. This section 11 shall survive the termination of this Agreement.

12.	Acceptance or Rejection of Orders - The Distributor shall have the right to accept or reject orders for the purchase of shares of each Fund. Any consideration received in connection with a rejected purchase order will be returned promptly. The Distributor agrees to promptly issue confirmations of all accepted purchase orders and to transmit a copy of such confirmations to the Company, or, if so directed, to any duly appointed transfer or shareholder servicing agent of the Company. The net asset value of all shares that are the subject of such confirmations, computed in accordance with the applicable rules under the Investment Company Act of 1940, shall be a liability of the Distributor to the Company to be paid promptly after receipt of payment from the originating dealer and not later than eleven business days after such confirmation even if the Distributor has not actually received payment from the originating dealer. If the originating dealer should fail to make timely settlement of its purchase order in accordance with applicable FINRA rules, the Distributor shall have the right to cancel such purchase order and, at the Distributor’s account and risk, to hold responsible the originating dealer. The Distributor agrees to promptly reimburse the Company for any amount by which the Company’s losses attributable to any such cancellation, or to errors on the part of the Distributor in relation to the effective date of accepted purchase orders, exceed contemporaneous gains realized by the Company for either of such reasons in respect to other purchase orders. The Company shall register or cause to be registered all shares sold by the Distributor pursuant to the provisions hereof in such name or names and amounts as the Distributor may request from time to time. All shares of a Fund, when so issued and paid for, shall be fully paid and non-assessable.

General Distribution Agreement – Steward Funds, Inc.
Effective: May 31, 2026

Exhibit(e)(1)

13.	Reports - The Distributor shall prepare such reports for the Board of Directors of the Company regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board, including reports regarding the use of Rule 12b-1 payments received by the Distributor, if any.

14.	Compliance with Law - The Distributor represents, warrants, covenants and agrees that all activities by the Distributor and its agents and employees as distributor of each Fund’s shares shall comply with all applicable laws, rules and regulations including, without limitation, all rules and regulations made or adopted by the SEC and FINRA. The Distributor represents and warrants that it is a member of FINRA and shall abide by all the rules of FINRA, including, without limitation, FINRA’s Conduct Rules. The Distributor agrees to notify the Company immediately in the event of its expulsion or suspension by FINRA. The Distributor further represents that it will satisfy all requirements under state law or regulation that may be applicable to its activities under this Agreement.

15.	Anti-Money Laundering - The Distributor agrees to maintain an anti-money laundering program in compliance with Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA Patriot Act”) and all applicable laws and regulations promulgated thereunder. The Distributor confirms that, as soon as possible, following a request from the Company, the Distributor will supply the Company with copies of the Distributor’s anti-money-laundering policy and procedures, and such other relevant certifications and representations regarding such policy and procedures as the Company may reasonably request from time to time.

16.	Confidential Information - The Distributor has adopted the same privacy policy as the Company and represents that it has procedures in place reasonably designed to assure compliance with this policy and with Regulation S-P.

General Distribution Agreement – Steward Funds, Inc.
Effective: May 31, 2026

Exhibit(e)(1)

17.	Rule 38a-1 - The Distributor acknowledges that its policies and procedures designed to comply with the Federal Securities Laws (as defined in Rule 38a-1 under the 1940 Act) are subject to oversight by the Company’s Board of Directors. The Distributor agrees to (i) adopt, maintain and implement such policies and procedures in writing, (ii) to certify to the Company’s Board of Directors at least annually that such policies and procedures are reasonably designed to prevent violations of the Federal Securities Laws by the Distributor and (iii) to cooperate with the Company and the Company’s Chief Compliance Officer in fulfilling their oversight, review, reporting and recordkeeping responsibilities under Rule 38a-1.

18.	Effective Date - This Agreement shall be effective upon its execution, and unless terminated as provided, shall continue in force for one year from the effective date and thereafter shall continue from year to year as to each Fund, provided each such annual continuance is approved by either (i) the vote of a majority of the Board members of the Company, or by the vote of a majority of the outstanding voting securities of such Fund, and (ii) the vote of a majority of those Board members of the Company who are not parties to this Agreement or interested persons of any party, cast in person at a meeting called for the purpose of voting on the approval, consistent with the requirements of the 1940 Act and the rules and orders of the SEC thereunder. In the event the continuation of this Agreement is not approved as to a particular Fund, it will continue as to those Fund as to which it has been approved. As used in this paragraph the terms “vote of a majority of the outstanding voting securities” and “interested person,” shall have the respective meanings specified in the 1940 Act.

19.	Termination - This Agreement shall automatically terminate in the event of its assignment. As used in this paragraph the term “assignment” shall have the meaning specified in the 1940 Act. In addition to termination by failure to approve continuance, as provided in paragraph 18 hereof, or by assignment, this Agreement may at any time be terminated by either party upon not less than sixty days’ prior written notice to the other party.

20.	Notice - Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Company, at 9753 Katy Freeway, Suite 200, Houston, Texas 77024, and if to the Distributor, at 9753 Katy Freeway, Suite 200, Houston, Texas 77024.

21.	Limitation of Liability for Claim - The Distributor understands that certain rights and obligations of each Fund under the Articles are separate and distinct from those of any and all other Funds.

General Distribution Agreement – Steward Funds, Inc.
Effective: May 31, 2026

Exhibit(e)(1)

IN WITNESS WHEREOF, the Company has executed this instrument in its name and behalf by one of its officers duly authorized, and the Distributor has executed this instrument in its name and behalf, and its corporate seal affixed, by one of its officers duly authorized, as of the day and year above written.

STEWARD FUNDS, INC.

By:	/s/Robert C. Doll
Name:	Robert C. Doll
Title:	President

CROSSMARK DISTRIBUTORS, INC.

By:	/s/Heather Linsey
Name:	Heather Lindsey
Title:	President and Chief Executive Officer

General Distribution Agreement – Steward Funds, Inc.
Effective: May 31, 2026

Exhibit(e)(1)

Appendix A

Fund	Share Classes
Steward Covered Call Income Fund	Class A Class C Class R6 Institutional Class
Steward Equity Market Neutral Fund	Class A Class C Class R6 Institutional Class
Steward Global Equity Income Fund	Class A Class C Class R6 Institutional Class
Steward Large Cap Core Fund	Class A Class C Class R6 Institutional Class
Steward Large Cap Growth Fund	Class A Class C Class R6 Institutional Class
Steward Large Cap Value Fund	Class A Class C Class R6 Institutional Class
Steward Select Bond Fund	Class A Class C Class R6 Institutional Class
Steward Values Enhanced International Fund	Class A Class C Class R6 Institutional Class

General Distribution Agreement – Steward Funds, Inc.
Effective: May 31, 2026

Exhibit(e)(1)

Steward Values Enhanced Large Cap Fund	Class A Class C Class R6 Institutional Class
Steward Values Enhanced Small-Mid Cap Fund	Class A Class C Class R6 Institutional Class

General Distribution Agreement – Steward Funds, Inc.
Effective: May 31, 2026